Exhibit 99.1

ManpowerGroup Further Strengthens IT Capabilities Through Acquisition of Ciber Netherlands
Amsterdam, Netherlands, June 6, 2016 – ManpowerGroup (NYSE: MAN), global leader in innovative workforce solutions, today announced that it has signed a purchase agreement with Ciber, Inc. (NYSE: CBR) a leading global information technology consulting, services and outsourcing company, to acquire its Dutch business.
With this transaction ManpowerGroup further strengthens its IT capabilities in the Netherlands, complementing the organic growth of the Experis brand, their professional resourcing and project-based workforce solutions part of the company. Ciber Netherlands has been operational for over ten years and their 400 employees will transition over to ManpowerGroup when the transaction is expected to close in mid-June following receipt of regulatory approvals.
“We’re pleased to be announcing this acquisition that will further accelerate our strategy of shifting our business mix towards higher value and professional services in the Netherlands.” said Jilko Andringa, President ManpowerGroup Northern Europe. “Rapid technological advances mean the best IT professionals are more in-demand than ever. This move allows us to broaden our offerings and bring even more IT talent to our clients so they can achieve their business objectives in this rapidly changing competitive environment.”
“Ciber’s strategy is to focus on our core businesses to accelerate growth, drive sustained profitability, and increase the value of the company for our stockholders," said Ciber President and Chief Executive Officer Michael Boustridge. "With ManpowerGroup, we found a highly-respected market expert that shares Ciber’s commitment to quality and service and will facilitate a smooth transition for our customers. We want to express our appreciation to Ciber’s Netherlands based employees for their valued contributions to the company and dedication to our customers."
About Ciber, Inc.
Ciber is a global IT consulting company with approximately 6,000 employees in North America, Europe and Asia/Pacific. Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com and follow us on Twitter, LinkedIn, Facebook, Google Plus and our blog.

About ManpowerGroup
ManpowerGroup® (NYSE: MAN) is the world’s workforce expert, creating innovative workforce solutions for nearly 70 years. As workforce experts, we connect more than 600,000 people to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands – Manpower®, Experis®, Right Management® and ManpowerGroup® Solutions – we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2016, ManpowerGroup was named one of the World’s Most Ethical Companies for the sixth consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com.

Notes to the editor, not for publication
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Contact:
Scott Kozak
Ciber
303-967-1379
skozak@ciber.com

Kelly Oude Veldhuis
ManpowerGroup
+31 (0) 6 44 98 09 68
kelly@mediatic.eu